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                                                                   Exhibit 99.68



THIS OPTION AGREEMENT is made on 09 January 2000

BETWEEN

1. PARAGON SOFTWARE (HOLDINGS) LIMITED whose registered office is at Vo-Tec Centre, Hambridge Lane, Newbury RG14 5TN (the "Company"); and William S. Roy ("the Employee") of 22 Summer Drive, Londonderry, NH 03053

WHEREAS

(A) The Employee is an employee of the Company and the Company is willing to grant an option to the Employee in respect of the Option Shares (as defined below) on the following terms and conditions.

(B) The Company has an authorised share capital of (pound)5,000,000 comprising 44,197,222 ordinary shares of 10p each, of which 10,000,000 have been issued, 1,441,650 "A" preferred shares of 10p each, all of which have been issued, 1,633,980 "B" preferred shares of 10p each, all of which have been issued, and 2,727,148 "C" preferred shares of 10p each, all of which have been issued. The "A", "B" and "C" preferred shares may be converted into ordinary shares as set out in Article 2.6 of the Articles of Association of the Company.

NOW IT IS HEREBY AGREED as follows:

2.      Interpretation

1.1 In this Agreement the following words and expressions shall (save where the context otherwise requires) have the following meanings:

        1.1.1   "Auditors"           the auditors of the directors of the
                                     Company from time to time.

        1.1.2   "Board"              the board of directors of the Company from
                                     time to time.

        1.1.3   "Control"            the meaning given by Section 840, Income
                                     and Corporation Taxes Act 1988.

        1.1.4   "Group Company"      any company which is a holding company or
                                     subsidiary of the Company or a
                                     subsidiary of a holding company of the
                                     Company.

        1.1.5   "Option"             the right granted to the Employee in
                                     respect of the Option Shares by clause
                                     2.

        1.1.6   "Option Shares"      20,000 Shares subject to variation
                                     pursuant to clause 6.

        1.1.7   "Shares"             ordinary 10p shares of the Company.

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        1.1.8  "Subscription Price"  10p per Share subject to variation pursuant to clause 6.

1.2 Headings are for ease of reference only and shall not affect the construction of this Agreement.

1.3     Except in so far as the context otherwise requires:

        1.3.1 words denoting the singular shall include the plural and vice versa; and

        1.3.2 the reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

1.4 Words defined in the Companies Act 1985 shall have the same meaning in this Agreement unless the context otherwise requires.

2       Grant of Option

        In consideration of the sum of (pound)1 (receipt of which is acknowledged by the Company) the Company grants the Employee the right to subscribe for the Option Shares or any of them (in amounts not less than 1,000 shares each) from time to time at the Subscription Price upon and subject to the terms set out below.

3       Right to Exercise Option

3.1 The right to exercise the Option shall terminate forthwith upon the Employee ceasing to be an employee of a Group Company except in the following cases:

        3.1.1 if the Employee dies the Option may be exercised by his personal representatives within twelve months of the date of death to the extent to which it could have been (but had not been) exercised under clause 3.4 on such date;

        3.1.2 if the Employee ceases to be an employee of a Group Company by reason of:

                3.1.2.1 injury or disability (evidenced to the satisfaction of the Board); or

                3.1.2.2 retirement at state or contractual retirement age including late retirement; or

                3.1.2.3 termination of employment (other than proper dismissal upon his failure to comply with the terms of his employment) provided that the Employee has been an employee of a Group Company for not less than two years;

                the Option may be exercised within six months of the date of the Employee so ceasing to be such an employee to the extent to which it could have been (but had not been) exercised under clause 3.4 on such date.

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3.2     The right to exercise the Option shall terminate forthwith upon the
        Employee being adjudicated bankrupt.

3.3 The Option shall be personal to the Employee and may not be transferred, assigned or charged.

3.4 Except where the Option is exercised pursuant to clause 5 the Option may only be exercised under clauses 3.4.1 and 3.4.2 when the Board is satisfied that any objective conditions applied to the grant of Options Shares have been satisfied.

        3.4.1   as to the first 25% of the Option Shares after 01 Feb 2001;

        3.4.2 thereafter, on the first day of each following month, the number of options that may be exercised shall be increased by 1/48 of the total number of options. This will continue until the 01 Feb 2004 at which time all options will be exercisable.

3.5 The Option may not be exercised within six months of a previous exercise of the Option but such period shall be reduced to three months if the Employee shall have ceased to be an employee of a Group Company (or have been given or have given notice of termination of his employment) but remains entitled under the terms of this Agreement to exercise the Option.

3.6     The Option shall lapse on the earliest of the following dates:

        3.6.1  the seventh anniversary of the date of this Agreement.

        3.6.2 the date on which the Employee ceases to be an employee of a Group Company in circumstances other than those specified in clause 3.1.

        3.6.3 the date on which a resolution is passed or an order is made for the Company to be wound up.

        3.6.4  the date on which the Employee is adjudicated bankrupt.

        3.6.5 the date on which the Employee does or omits to do anything as a result of which act or omission he ceases to be the legal and beneficial owner of the Option.

3.7     The Option shall lapse:

        3.7.1 as to 50% of the Option Shares if the Employee becomes entitled to exercise the Option in part pursuant to sub-paragraph (i) of Clause 5.1.2.

        3.7.2 as to 25% of the Option Shares if the Employee becomes entitled to exercise the Option in part pursuant to sub-paragraph
               (ii) of Clause 5.1.2.

        3.7.3 as to 20,000 of the Option Shares if the Version 1 of the Paragon Software Sever Product is not delivered by 31st December 2000.

4       Exercise of Option

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4.1     The Option shall be exercisable in whole or in part by notice in writing given by the Employee to the Company. The notice of exercise of the Option shall be accompanied by a cheque in favour of the Company for the aggregate of the Subscription Price payable. However, notwithstanding any other provision contained in this agreement, the Employee shall not be entitled to exercise the Option until he has satisfied the Board as to his ability (including if it so decides putting the Company (or his employer company if it is a Group Company) in sufficient funds (the amount of which shall be determined by the Company)) to meet any obligation of the Company (or such employer company) to account for income tax or other amounts that are chargeable under the PAYE system (or other withholding tax system in any other relevant jurisdiction) in relation to the exercise of the Option. The Company shall use reasonable endeavours (with the Employee's assistance if required) to agree with the Inland Revenue (or other relevant tax authority) the amount of any such income tax or liability in advance of any Shares being issued to the Employee following the exercise of the Option. If any funds made available are less than or greater than the amount needed to meet any obligation of either such company to account for income tax or other amounts so chargeable in relation to the exercise of the Option, a payment shall he made forthwith by the Employee to such company, or vice versa, as appropriate.

4.2 Within 30 days of receipt by the Company of a notice of exercise under clause 4.1 and a cheque for the appropriate amount, the Company shall allot the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares allotted. Save for any rights determined by reference to a record date on or before the date of allotment such Shares shall rank pari passu and as one class with the other issued Shares.

4.3 In respect of all Shares issued pursuant to this Agreement at a time when the Shares are dealt in on a recognised or designated investment exchange (other than The London Stock Exchange) the Company shall make application for the grant of permission to deal in such Shares on the said exchange and in respect of all Shares issued pursuant to this Agreement at a time when the Shares are listed on The London Stock Exchange the Company shall make application to the Council of The London Stock Exchange for such Shares to be admitted to the Official List.

5       Takeovers mergers etc

5.1     If any person obtains Control of the Company as a result of making:

        5.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

        5.1.2   a general offer to acquire all the Shares;

        the Option may be exercised on the basis set out below within one month of the date on which the person making the offer has obtained

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        Control of the Company and any condition subject to which the offer is made has been satisfied:

        (i) as to 50% only of the Option Shares if the Employee has been employed by the Company for less than four months on such date;

        (ii) as to 75% only of the Option Shares if the Employee has been employed by the Company for at least four months but less than twelve months on such date; and

        (iii) as to 100% of the Option Shares if the Employee has been employed by the Company for at least twelve months on such date.

5.2 If under the Section 425 Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Option may be exercised within one month of the Court sanctioning the compromise or arrangement.

5.3 If any person becomes bound or entitled to acquire shares in the Company under the Sections 428 to 430F Companies Act 1985 the Option may be exercised at any time when that person remains so bound or entitled.

5.4 For the purposes of clause 5.1 a person shall be deemed to have obtained Control of the Company if it or he and others acting in concert with him have together obtained Control of the Company.

6       Variation of share capital

6.1 In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company or any rights issue or other variation of capital (other than a fresh issue of shares) taking place after the date of this Agreement the number of Option Shares and/or the Subscription Price shall be varied in such manner (if at all) as the Board shall determine and the Auditors shall confirm in writing to be in their opinion and reasonable provided that no variation shall be made which would result in the Subscription Price for a Share being less than its par value. The Company shall notify the Employee of any such variation.

7       Relevance of contract of employment

7.1 The grant of an Option will not form part of the Employee's entitlement to remuneration or benefits pursuant to his contract of employment. The rights and obligations of the Employee under the terms of his contract of employment with the Company shall not be affected by the grant of an Option.

7.2 The rights granted to the Employee upon the grant of an Option shall not afford the Employee any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company for any reason whatsoever.

7.3     The Employee shall not be entitled to any compensation or damages for

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        any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his office or employment with the Company for any reason other than as provided for in clause 3.1.

8       General

8.1 The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of the Option taking account of any other obligations of the Company to issue shares of any kind.

8.2 No variation to the terms of this Agreement shall be effective unless agreed in writing by the parties.

8.3 Any notice to be given by the Company to the Employee may be personally delivered or sent by ordinary post to his last known address and where a notice is sent by post to his last known address it shall be deemed to have been received 48 hours after having been put into the post properly addressed and stamped.

8.4 Any notice to be given by the Employee to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.



EXECUTED AS A DEED by                       )  /s/    M.F. Caroe
PARAGON SOFTWARE (HOLDINGS)                 )
LIMITED in the presence of:                 )  /s/    Colin Calder

                      Director

                      Director/Secretary


EXECUTED A DEED by the said                 )  /s/    William S. Roy
William S. Roy                              )
in the presence of:                         )

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